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                                                                  EXHIBIT (a)(4)


THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS DEBENTURE MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OF THE DEBENTURE UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE ISSUER HEREOF IS SATISFIED THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER.

THIS DEBENTURE IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT (AS FROM TIME TO TIME AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED), DATED AS OF THE DATE HEREOF, BY AND BETWEEN FIRST UNION NATIONAL BANK, AS AGENT FOR THE HOLDERS, AND THE OTHER PARTIES NAMED THEREIN.

                          SENIOR SUBORDINATED DEBENTURE

$15,000,000.00                                                  November 1, 1999

         FOR VALUE RECEIVED, the undersigned, PHYSICIANS' SPECIALTY CORP., a Delaware corporation (the "COMPANY"), promises to pay to the order of ALLIED CAPITAL CORPORATION, a Maryland corporation (the "HOLDER"), the principal sum of Fifteen Million and no/100 Dollars ($15,000,000.00), together with interest thereon as set forth below, at its offices or such other place as the Holder may designate in writing.

         1. INVESTMENT AGREEMENT. This Senior Subordinated Debenture (the "DEBENTURE") is executed and delivered by the Company at Closing in connection with an investment (the "INVESTMENT") being made by the Holder in the Company in the aggregate original principal amount of $16,000,000, pursuant to the terms and conditions of an Investment Agreement between the Company and the Holder, dated of even date herewith (the "INVESTMENT AGREEMENT"). A copy of the Investment Agreement may be examined during normal business hours at the Company's offices. Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to it in the Investment Agreement.

         2.       INTEREST RATE PROVISIONS.

                  2.1 Accrual and Pay Rates. Except as provided in Section 2.3, from the date hereof and thereafter until the third anniversary of the date hereof, interest shall accrue on the principal balance of this Debenture outstanding from time to time at the fixed rate of 15.5% per annum (the "ACCRUAL RATE") and shall be paid currently in cash on a quarterly basis at the fixed rate of 12% percent per annum (the "PAY RATE"). Interest shall be calculated on the basis of a 360-day year assuming twelve equal 30 day months and shall be computed for each payment period on the principal balance for the actual number of days outstanding.


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                  2.2 PIK Amounts. At the beginning of each calendar quarter, the then outstanding principal balance of this Debenture shall be increased by an amount (the "PIK AMOUNT") equal to the difference between: (i) interest accruing at the Accrual Rate on the principal balance of this Debenture outstanding from time to time during the immediately preceding calendar quarter; and (ii) interest payable at the Pay Rate on the principal balance of this Debenture outstanding from time to time during the preceding calendar quarter. At the end of each quarter, interest accrued and interest payable shall be calculated on the then outstanding principal balance of this Debenture, as increased by all PIK Amounts and decreased by all principal repayments and prepayments (hereinafter, the "ADJUSTED PRINCIPAL BALANCE"), with the end result that interest under this Debenture shall be compounded quarterly.

                  2.3 Default Interest. Upon the occurrence of a Non-Payment Event, as defined below, the Pay Rate shall increase to thirteen and one-half percent (13.5%) per annum and the Accrual Rate shall increase to seventeen percent (17.0%), until the payment in full of all overdue payments hereunder, or other cure of such Non-Payment Event. A Non-Payment Event shall be deemed to have occurred under this Debenture if any interest payment due under the terms of this Debenture is not received by the Holder on the due date thereof or within ten Business Days of the due date thereof, or any principal payment or other payment due under the terms of this Debenture or the Investment Agreement is not received by the Holder on or before ten Business Days following the due date thereof.

         3.       PAYMENT PROVISIONS.

                  3.1 Interest Payments. Commencing on January 15, 2000 and continuing on the fifteenth day of each calendar quarter thereafter until this Debenture is repaid in full, the Company shall pay to Holder quarterly installments of interest only (in arrears) at the Pay Rate on the Adjusted Principal Balance then outstanding under this Debenture.

                  3.2 Principal Payments and Payment at Maturity. On November 1, 2006 (the "MATURITY DATE"), the entire then outstanding principal balance of this Debenture, together with all accrued but unpaid interest, and all other sums owed hereunder shall be due and payable in full in cash without further notice or demand.

                  3.3      Prepayments; Application of Payments.

                           (a) The Company may prepay any PIK Amounts in whole
or in part at any time without penalty.

                           (b) The Company may prepay the then outstanding
principal amount of this Debenture in whole or in part at any time; provided that if such prepayment occurs prior to the date of the second anniversary hereof, the Company shall pay to the Holder a prepayment premium (the "PREPAYMENT PREMIUM") as defined in and as calculated in accordance with Section
3.4 hereof.


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                           (c) Each prepayment with respect to this Debenture
shall be applied in the following order of priority: (i) first, to accrued, but unpaid, interest at the applicable rate; (ii) second, to the aggregate of all PIK Amounts; (iii) third, to any Prepayment Premium due pursuant to Section 3.4 hereof; and (iv) finally, to the then outstanding principal balance of this Debenture.

                  3.4      Prepayment Premium.

                           (a) Payment Prior to the First Anniversary. If the
Company shall make a prepayment of any outstanding principal balance prior to the date of the first anniversary hereof, the Prepayment Premium shall be equal to 4% of the principal amount of the prepayment.

                           (b) Prepayment Between the First Anniversary and the
Second Anniversary. If the Company shall make a prepayment of any outstanding principal balance between the first anniversary of the date hereof and the second anniversary of the date hereof, the Prepayment Premium shall be equal to 2% of the principal amount of the prepayment.

                           (c) Prepayment After an IPO. Notwithstanding the
foregoing, from and after the completion of an IPO by the Company, the prepayment premiums applicable during the first and second years after the Closing Date shall be reduced to 2% and 1% respectively.

         4.       MANDATORY PREPAYMENT OF THE DEBENTURE AT OPTION OF HOLDER.

                  (a) The obligations of the Company under the Investment Agreement and hereunder are not assumable; upon the occurrence of any of the following triggering events identified in Section 2.8 of the Investment Agreement (the "TRIGGERING EVENTS"), the Holder shall have the right (but not the obligation) to require the Company to prepay the then outstanding principal balance, all accrued but unpaid interest thereon, and all prepayment premiums then due and owing hereunder, and to pay all of the other Obligations, if any, in full. Failure of the Holder to demand prepayment following the occurrence of any of the foregoing Triggering Events shall not be deemed a waiver of the Holder's right to demand prepayment following any future occurrence of any triggering event.

                  (b) If (i) the Holder elects to demand prepayment after the completion of an IPO, (ii) the Net Cash Proceeds of the IPO are insufficient to prepay the Obligations hereunder in full and to pay the Permitted Senior Debt in full, and (iii) the Senior Lenders agree to accept a prepayment less than the amount needed to repay the Permitted Senior Debt in full, the Holder will accept a principal prepayment hereunder equal to the same percentage prepayment accepted by the Senior Lenders (i.e., if the Senior Lenders accept the amount required to reduce the outstanding balance of the Permitted Senior Debt by 50%, the Holder will accept a prepayment sufficient to reduce the Obligations by 50%) on condition that upon application of the prepayment, (x) the maximum Permitted Senior Debt that may be outstanding is permanently reduced by the amount of such principal prepayment to the Senior Lenders and (y) the Total Leverage Ratio is not greater than 3.00:1.


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         5.       SUBORDINATION. The indebtedness represented by this Debenture is subordinate to the Permitted Senior Debt of the Company in accordance with the terms of the Subordination Agreement and as specified in the Investment Agreement.

         6. ASSIGNMENT. This Debenture and the obligations hereunder may not be assigned by the Company without the prior written consent of the Holder. Assignment of the Holder's interest in this Debenture shall be subject to the Company's consent in accordance with Section 8.4(b) of the Investment Agreement.

         7. DEFAULT AND REMEDIES. The occurrence of an Event of Default under the Investment Agreement shall constitute a default hereunder and shall entitle the Holder to exercise the rights and remedies specified in the Investment Agreement, as well as those available at law or in equity.

         8. WAIVERS. The Company hereby waives presentment, demand, protest, or further notice of any kind (except such notices as may be specifically required by the express terms of the Investment Agreement).

         9. CONTROLLING LAW. This Debenture and all matters related hereto shall be governed, construed and interpreted strictly in accordance with the laws of the State of Maryland, without regard to its principles of conflicts of law.

         10. NO USURY. This Debenture is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate that could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate that the Company is permitted by law to contract or agree to pay. If, by the terms of this Debenture, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest under this Debenture shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Debenture.

                           [Signatures on next page.]


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         IN WITNESS WHEREOF, the undersigned has caused this Debenture to be executed and its seal affixed on the day and year first above written.

                                        "COMPANY":

ATTEST:                                 PHYSICIANS' SPECIALTY CORP.
                                        a Delaware corporation



/s/ Gerald R. Benjamin                  By: /s/ Ramie A. Tritt            (SEAL)
---------------------------------          -------------------------------
Name: Gerald R. Benjamin                   Name: Ramie A. Tritt
Title: Executive Vice President            Title: Chairman and President


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